Exhibit 99.1
HORIZON OFFSHORE COMPLETES $77 MILLION REFINANCING
     HOUSTON—(March 13, 2006)—Horizon Offshore, Inc. (OTCBB: HOFF.OB) announced today that it has entered into a $77.4 million secured term facility agented by The CIT Group/Equipment Financing, Inc. (the CIT Group). The credit facility has a five year term and bears interest at LIBOR plus 4.5% per annum. The credit facility is payable in monthly installments of $0.9 million, plus interest, for the first 24 months beginning March 31, 2006 and $0.6 million, plus interest, for the next 35 months, with the remaining principal and unpaid interest due at maturity in March 2011.
     The proceeds from the facility were used to repay the outstanding amount under the Company’s previous CIT Group facility maturing in March 2006 and outstanding amount under the $70 million senior secured term loan facility agented by Manchester Securities Corp. maturing in March 2007 and related closing costs and fees.
     Amounts outstanding under the new secured term loan facility are secured by mortgages on most of Horizon’s vessels and contains covenants, events of default and cross-default provisions customary in financings of this type.
     “We are very pleased with the results of our refinancing. It paves the way for us to continue the successful execution of our business plan in light of the substantially improved market conditions we see in the Gulf of Mexico and many of our international operating areas. The new term loan facility eliminates our significant amount of short-term debt and will significantly reduce our interest expense” said David W. Sharp, President and Chief Executive Officer. “We believe that our improved capital structure and strong operating performance position us to take advantage of the opportunities we see in our business.”
     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and other energy related industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.